EXHIBIT 10.(I)

         TECHNOLGY TRANSFER AGREEMENT AND AGREEMENT FOR FUTURE FORMULAS

THIS AGREEMENT is made and entered into with an effective date of April 28, 1998 by and between Elliot D. Abravanel, M.D. and Mark Delott, collectively referred to as Transferor, and Dr. Abravanel's Formulas, Inc., Transferee.

WHEREAS, Transferor represents and warrants that they hold the entire right title and interest in and to specific nutritional formulations developed expressly for Dr. Abravanel's Formulas, Inc. by Dr. Elliot Abravanel and Mark A. Delott. The Formulas are described on attached Exhibit #1, hereinafter, "the Formulas;"

Whereas, Dr. Abravanel and Mr. Delott agrees to continue to develop on a non-exclusive basis, new formulas on a best efforts basis for the Company.

WHEREAS, Transferor has developed specific know-how based on practical experience in employing Dr. Abravanel's Formulas, which know-how is of commercial importance.

WHEREAS, Transferee is desirous of obtaining rights to Transferor's Formulas on a non-exclusive basis, and Transferor is willing to grant such rights in exchange for the issuance to them of 10,000,000 shares of common stock (par value of $.001) and $50,000 in cash upon the terms and conditions recited in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as follows:

ARTICLE I TRANSFEREE'S RIGHTS

(1). KNOW-HOW. Transferor transfers to Transferee the Formulas and all know-how that Transferor now has with regard to the Formulas being transferred.

(2). TRANSFER OF KNOW-HOW. Transferor shall provide Transferee: knowledge about the proper use and administration of the Formulas. Transferor will update such information from time to time as necessary. Transferor shall provide general technical assistance requested by Transferee when difficulties are experienced, as well as routine checkups to verify the correctness of Transferee's procedures.

(3). GOVERNMENT APPROVAL. Transferor shall assist Transferee in procuring, extension of Transferor's approval of the technology and trademark to cover Transferor's operations under this Agreement.

B. TRADEMARK RIGHTS.

(1). TRADEMARK LICENSE. Transferor will assist the transferee in obtaining ownership of the trademark (when received).

(2). GRAPHICS. Transferor shall assist Transferee with the development of graphics for the use of the trademark printed material.

ARTICLE 11 TRANSFEREE'S OBLIGATIONS

A. SALES PRICE. In exchange for the total ownership to the Formulas, Transferee agrees to issue to Transferor 10,000,000 shares of common stock (par value of $.001) and to pay $50,000 in cash, as follows: (i) $30,000 on or before September 15, 1998; and $20,000,on or after September 15, 1998, the time of payment to be in the discretion of the Company's Board of Directors.


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B. NOTICES. All notices under this Agreement shall be deemed effective as of the date they are mailed, postpaid, to the last known address of the recipient.

IN WITNESS WHEREOF, the parties have set their hands and seal on the day and year first above given.

TRANSFEROR:

/s/ Elliot D. Abravanel
------------------------
Elliot D. Abravanel, M.D.


/s/ Mark A. Delott
------------------------
Mark A. Delott


TRANSFEREE:

Dr. Abravanel's Formulas, Inc.

by /s/ Elliot D. Abravanel
--------------------------

by /s/ Mark A. Delott
--------------------------
Mark A. Delott, Secretary